Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
UL Solutions Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value per share	Rule 457(o)	$100,000,000	0.0001476	$14,760
	Total Offering Amounts			$100,000,000		$14,760
	Total Fees Previously Paid					–
	Total Fee Offsets					–
	Net Fee Due					$14,760
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)Includes the aggregate offering price of additional shares that the underwriters have the option to purchase, if any.